Exhibit 99.1

Escala Group Names Permanent CEO

Makes Other Management Changes

BETHEL, Conn.--(BUSINESS WIRE)--Escala Group (ESCL.PK), a global collectibles company in stamps, coins, precious metals trading, and art and antiques, today announced that the Board of Directors has appointed Greg Roberts, the head of its coin and trading divisions, as its President and Chief Executive Officer. Mr. Roberts replaces Matthew M. Walsh, who has served as President and acting CEO of the Company since December 2006, and as Chief Financial Officer since May 2006. Mr. Walsh is leaving the Company to pursue an opportunity in private equity.

Antonio Arenas, Executive Chairman, said: “Greg Roberts brings a deep knowledge of the collectibles industry to his new role as CEO, as well as a successful tenure as a key division head within the Company. The Board believes that he is uniquely qualified to lead the Company as it re-focuses its vision towards its core group of businesses – stamps, coins, precious metals trading, and arts and antiques.”

Mr. Arenas continued, “We thank Matt for his significant contributions during this difficult transition period, and we wish him well in his future endeavors.”

Mr. Roberts said, “I appreciate the Board’s confidence in me and I welcome this opportunity and the challenges that lie ahead. I have had a life-long passion for collectibles, and I am eager to work with all of our employees -- who I believe are the best in the industry -- to turn that passion into growth for the Company within all of its collectibles areas.”

Mr. Roberts continued, “I am eager to take the helm at this exciting time in our history, as we enter a new chapter and turn our attention to growing our core collectibles operations. I especially look forward to working closely with Larry Gibson, who will resume his role as President of our stamp division. I am also pleased to report that Greg Martin and Dieter Michelson will continue as the heads of our arts and antiques division and our European stamp division, respectively. All of us will work together, along with our coin and precious metals trading divisions, to create synergies among our businesses and to pursue our goal of becoming a world-wide leader in the collectibles field.”

In addition to serving as President of the Company’s coin and trading divisions, Mr. Roberts, who is age 45, has been a director of the Company since February 2000. He has served as President of both Spectrum Numismatics and A-Mark Precious Metals since they became part of the Escala network.

In other developments, the Board appointed Leon Losapio as Executive Vice President of Finance/Chief Accounting Officer and as Acting Chief Financial Officer, and Carol Meltzer as Chief Administrative Officer.

Mr. Losapio, who is 51 years old, joined the Company in September 2007 as Corporate Controller and, prior to that, served as Vice President and Corporate Controller for TransAct Technologies (from February 2004), a NASDAQ-listed company, and as Controller and Assistant Treasurer of Sopherion Therapeutics, Inc. (from July 2003). He received his Bachelors of Arts degree from the University of Michigan in 1986 and his Masters of Business Administration degree from the University of Connecticut in 1989.

Ms. Meltzer has served as Executive Vice President since May 2006 and as General Counsel since 2004, and will continue to serve in those capacities. As Chief Administrative Officer, she will be responsible for the administrative management of the Company. Ms. Meltzer will report directly to Mr. Roberts and to the Board of Directors.

Mr. Walsh also resigned from the Board of Directors, effective March 3, 2008.

About Escala Group, Inc.

Escala Group is a consolidated global collectibles network. The Company is a leading auctioneer of stamps, coins, arms, armor and militaria, and other memorabilia, targeting both collectors and dealers. Escala is also a merchant/dealer of certain collectibles and trader of precious metals. The Company's collectibles offerings span the modest to ultra high-end price spectrum. Escala conducts its operations in two business segments: collectibles and trading.

Escala's Group Companies focused on philately are H.R. Harmer Nutmeg of North America; Corinphila Auktionen of Zurich, Switzerland and the Kohler auction house in Wiesbaden, Germany, in our European division; and John Bull Stamp Auctions, Ltd, the oldest philatelic auction house in Hong Kong, comprising our Asia division. Escala's Group Companies in the numismatics division include Teletrade, Bowers and Merena Auctions, North American Certified Trading, and Spectrum Numismatics International, one of the largest wholesalers of rare coins in the U.S. Greg Martin Auctions is in the Company's art and antiques division.

The trading activities of Escala Group are conducted through A-Mark Precious Metals, one of the largest private sellers of bullion coins and bullion gold, silver and platinum to the wholesale marketplace.

SAFE HARBOR STATEMENT

Statements in this press release that relate to future plans, objectives, expectations, performance, events and the like are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ are identified in the public filings made by us with the Securities and Exchange Commission and include the fact that we have disclosed that you should not rely upon our published financial statements and the fact that we have not filed all of our reports required by the Securities Exchange Act of 1934. More information on factors that could affect our business and financial results are included in our public filings made with the Securities and Exchange Commission, which are available on the web site of the Securities and Exchange Commission, www.sec.gov.

The words "should," "believe," "estimate," "expect," "intend," "anticipate," "foresee," "plan" and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Additionally, any statements related to future improved performance and estimates of revenues and earnings per share are forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.

CONTACT:
Escala Group, Inc.
Leon Losapio, 203-702-8480
llosapio@escalagroup.com